SUPPLEMENT No. 1 DATED FEBRUARY 14, 2014 (To Prospectus dated October 3, 2014)	Rule 424(b)(3) Registration No. 333-191308

9,060,110 Shares

Common Shares

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated October 3, 2014 (“Prospectus”), of GenSpera, Inc. (”Company), included in registration statement No. 333-191308, as well as all prior supplements thereto, if any. The Prospectus relates to the resale of up to 9,060,110 shares of our common stock by the selling shareholders identified therein. This supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and all supplements thereto.

The information attached to this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements thereto carefully before you make an investment decision.

See “Risk Factors” beginning on page 1 of the Prospectus included in registration statement No. 333-191308, for risk factors and information you should consider before you purchase shares.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this supplement and the prospectus. This supplement and the prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

SELLING SHAREHOLDERS

The Company has been by notified that the securities previously registered to John Carris Investments as compensation for placement agent services in connection with the Company’s August 2013 Offering have been transferred. Accordingly, the Selling Shareholder table is being amended with regard to these transfers in order to update the selling shareholders’ identities. Unless amended, all other information contained in the selling shareholder table, as previously modified or amended, is unaffected:

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Amount	% of Class
John Carris Investments	-	-	-	*	-	-	*
Andrew Gately (1)		20	20	*	20	-	*
Benjamin Reed (1)	-	2,932	2,932	*	2,932	-	*
Chrisopher Frattini (1)	-	1,437	1,437	*	1,437	-	*
Gregorios Hatzimichael (1)	-	167	167	*	167	-	*
Howard Kim (1)	-	660	660	*	660	-	*
Mack Miller (1)	-	133	133	*	133	-	*
Maxim Tselichev (1)	-	100	100	*	100	-	*
Robert J. Forte (1)	-	1,118	1,118	*	1,118	-	*
Sean McBride (1)	-	166	166	*	166	-	*
Anthony V. Milone (1)	-	833	833	*	833	-	*
Chris T. Peters (1)	-	117	117	*	117	-	*
Andrey Tkatchenko (1)	-	75	75	*	75	-	*
Mozark Prudent (1)	-	75	75	*	75	-	*
Federico Maiola (1)	-	417	417	*	417	-	*
Nicholas Crangle (1)	-	167	167	*	167	-	*
Invictus Capital, Inc. (2)	-	13,166	13,166	*	13,166	-	*
George Carris (1)	-	20,250	20,250	*	20,250	-	*
David Boral (1)	-	20,250	20,250	*	20,250	-	*
	-	62,083	62,083	*	62,083	-

(1)	Affiliate of John Carris Investments, a registered broker-dealer.

(2)	Affiliate of John Carris Investments, a registered broker-dealer. George Carris has voting and dispositive control over the securities being offered.